Revohloo

Welcome to the Revolution - Get ready for the next leap in music video entertainment with Revohloo!


Revohloo
REMIX
© 2023 REVOHLOO,INC ALL RIGHTS RESERVERD

Invest

DEADLINE: August 25, 2023

in 3 months

SHARE PRICE
$0.30

TOTAL RAISED
$0

VALUATION
$18,112,101

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

The music industry is constantly evolving, and Revohloo is proud to be at the forefront of this evolution. We recognize the need for new digital products and services that not only meet the changing demands of consumers but also provide new compensation opportunities for artists and rights-holders.

PROBLEM

The music industry has undergone a significant transformation in recent years, driven largely by technological advancements and changes in consumer behavior. While physical record sales used to be a major source of revenue for recording artists, they now account for only a small percentage of their income. This has forced artists to rely heavily on other revenue streams, such as touring and streaming services, to make a living.

However, even with the rise of streaming services, artists face challenges when it comes to monetizing their music videos beyond platforms like YouTube. While YouTube is an excellent platform for reaching a large audience, it may not always be the most profitable option for artists, as it typically only pays out a fraction of a penny per stream.

As a result, there is a need for new digital service providers and technologies that can help artists monetize their music videos and other content in a more effective and sustainable way. Ultimately, as the music industry continues to evolve, it may be crucial for artists, labels, and digital service providers to work together to find new ways to monetize content and create sustainable revenue streams. By embracing new technologies and exploring innovative business models, the industry can continue to thrive and grow in the years to come.

SOLUTION

Our technology was created to spark a revolution of creativity and collaboration between artists, directors and record labels looking to take their music video experience to the next level.

Our solution aims to answer two questions:

- How can we make music videos more engaging for fans?
- How can we dramatically increase music video revenue?

We believe our Flagship product has the potential to answer both of those questions and revolutionize music video entertainment – that is why it's called Revohloo, a play off The Revolution of Music Video Entertainment.

Giving fans the ability to Remix and Create their own official versions of their favorite artists' music videos, with 256 new variations available, fans can choose a different beginning, middle, and end. This makes each Revohloo music video a unique, interactive and entertaining experience that we believe fans will love!

But Revohloo doesn't just aim to benefit fans – **our technology is designed to present a brand new opportunity for artists to monetize their content**. Artists & Rights-holders may generate additional revenue with Revohloo and because of our AdDefender technology, advertisers have the opportunity to pay a premium.


Step 1
Step 2
Revohloo
Install Apple Test Flight
Install Revohloo App (beta)
Scan QR codes or Install via links below

[Install Apple Test Flight]

[Install Revohloo App (beta)]


9:41
Revohloo
Welcome to the Revohloo-tion
Remix, Create & Share Music Videos
And Discover Your Favorite New Artists!
Sign up
Login

Revohloo is excited to announce that we are applying for a new provisional patent to protect our innovative technology and designs. We believe our unique approach to music video content creation and monetization is not covered in previous non-provisional patent applications, potentially making this new patent crucial to safeguarding our intellectual property.

The new **provisional patent** is designed to cover our latest developments and enhancements to our platform, ensuring that our technology remains exclusive to Revohloo. Our team of legal experts are currently working to ensure that the patent application process runs smoothly and efficiently.

At Revohloo, we believe in the power of innovation and are committed to protecting our intellectual property. We believe our new provisional patent can help us to continue providing high-quality products and services to our clients and users, while safeguarding our proprietary technology.

BUSINESS MODEL

We believe understanding the music industry's ecosystem and knowing exactly where Revohloo adds real value is the key to our success. Our music video technologies and business model were designed to work HAND-IN-HAND with YouTube. We are not a YouTube Killer... In fact, we encourage artists to put their music videos on YT and get every penny they possibly can. When their music video views peak on YT, and they release the Revohloo remix, fans can remix and create 256 official versions of their favorite artist's video. Revohloo gives the opportunity to create an incredible amount of new and extremely viable opportunities to monetize music videos on top of and far beyond YT.

Our ultimate goal is to increase global music video revenue.


Revohloo ©
Our Purpose
Is Developing New Technologies
To Help Artists, Labels & Right-holders
Increase Global Music Video Revenue
Our Business Model Is Designed To
Work HAND IN HAND With
YouTube
Artists Continue To Release
Standard Music Videos
Via YouTube &
Current Revenue
IS NOT
DISRUPTED
Once That Music Video
Reaches Peak Views
The Revohloo Version
Is Released &
NEW REVENUE MAY
BE EARNED
© 2023 Revohloo, Inc. All Rights Reserved

Revohloo is an Ad Supported Digital Service Provider



Revohloo©
Revenue Model
Pre-Roll Ads Served in front of Music Videos
In-Stream Ads on Homepage
Interstitial Ads Served in Moods (our stories)
OnStream Ads by QORTEX
Ad-Supported DSP
© 2023 Revohloo, Inc. All Rights Reserved.

Revohloo is an ad-supported service, with exciting new and traditional advertising models like ***pre-roll ads*** which play in front of standard music videos and content. The BIG thing which makes Revohloo different is our non traditional revenue share for pre-roll ads.

Artists & Rights-holders may earn an unprecedented 100% of the net standard music video ad revenue. We plan to only deduct the cost of bandwidth and a processing fee to cover the cost of cutting them checks. **Revohloo plans to take 0% of the profits from traditional pre-roll ads**. Artists & Rights-holders may get to keep about 90% of the revenue generated from traditional pre-roll ads for their standard music videos.

100% of the gross Revohloo music video revenue is planned to be split 50/50 between Revohloo and the Artists & Rights holders.

How Artists May Make Money

Revohloo Live: **Monetized Artists Pages** our new website offers artists another tool with revenue share created for recording artists and content creators. Revohloo plans to allow creators to keep 50% of the gross revenue generated from Revohloos'.

We also plan to offer flexible subscription options that may allow you to set your own prices for weekly or monthly subscriptions. You can choose to offer these subscriptions for free or at a price that you determine, giving you more control over your earnings.



Find a creator
Edit my page →
Revohloo©
LIVE
MONETIZED ARTIST PAGE
Change Cover
CEO
Founder/CEO/Hustler @Revohloo
Edit my page
7 Posts
3 Photos
3 Videos
0 Audio
About me
2 Subscribers
United States
Member since Mar 28, 2023
Welcome to the Revolution!
Publish


Revohloo
LIVE
EARN 100% OF THE NET STANDARD MUSIC VIDEO & CONTENT AD REVENUE
01
EARN 50% OF THE GROSS REVOHLOO MUSIC VIDEO AD REVENUE
02
FREE AND PAID WEEKLY & MONTHLY SUBSCRIPTIONS
03
LIVE STREAM FOR FREE OR SET YOUR FEE
04
COLLECT TIPS FROM YOUR HOMEPAGE & LIVE STREAMS
05
LIVE
© Revohloo, Inc. Revohloo.Live All Rights Reserved.

Our live streaming features are designed to allow artists to earn revenue by offering free or paid live streams to your fans. You can collect tips from your fans during these live streams, potentially further boosting your earnings. We do plan to charge a 20% platform fee for subscriptions, tips, and live streams, but we believe that our features and opportunities for earning more revenue may genuinely create value for artists and content creators.


Matt Alonzo
The Content King®
When asked what excites him about Revohloo, Alonzo said "Everything! From my filmmaker perspective, I'm thrilled with having the ability to extend the life of my visuals. From my artist management perspective it gives the artist a new and lucrative revenue stream..."
MattAlonzo.com

WHO WE'RE WORKING WITH:

Matt Alonzo, otherwise known as the **"The Content King®"** is at the top of his game. You may know Alonzo as one of the top music video directors of our generation, working with music industry legends like **Justin Bieber, Chris Brown, Lil Wayne, Pitbull, Dadju, Tyrese, Sophia Grace, Soulja Boy, Tyler the Creator, YG, Common, Nas, Diddy,** and the list goes on and on.

Mr. Alonzo got his start when he posted an unofficial version of a Lil' Wayne concert which many thought was the official version since it was titled as the "Official Music Video," on YouTube, which garnered 1 million views in the first day and he caught the attention of industry insiders like DJ Skee Jimmy lovine.

Alonzo wouldn't be a part of a company that didn't respect the artists, as he has a deep love for them that's spanned his whole life. In a recent interview, Alonzo said that "After 200+ music videos what I've realized is the music video is not mine" as the director. Alonzo, continues to work with top artists who are at the top of the music industry. It is good to be the King, especially when it comes to content, in an industry that dictates trendsetting material.

When asked what excites him about Revohloo, Alonzo said ***"Everything! From my filmmaker perspective, I'm thrilled with having the ability to extend the life of my visuals. From my artist management perspective it gives the artist a new and lucrative revenue stream..."***

You can check out more with Matt, here.

MARKET

The rise of streaming video consumption and user-generated content has created an insatiable appetite for cutting-edge, interactive video platforms. And guess what? We believe Revohloo is leading the charge with its technology that may revolutionize the way we experience music videos.



Streaming Drives Global Music Industry Resurgence
Global recorded music industry revenues (in billion U.S. dollars)*
Physical
Downloads and other digital (excl. streaming)
Others**
Streaming
2001: Apple releases the first iPod
2003: Apple opens the iTunes Store
2008: Spotify launches in parts of Europe
2011: Spotify launches in the U.S.
2015: Apple debuts Apple Music
$26.2B
$30B
$20B
$10B
$0B
2001
2005
2010
2015
2020
'22
* not adjusted for inflation
** includes performance rights and synchronization revenues
Source: IFPI
statista

Statista

2022 was another good year for the music industry. According to IFPI's latest Global Music Report, worldwide recorded music revenues totaled $26.2 billion last year, up 9 percent from the previous year's total of $24 billion. This marks the eighth consecutive year of growth for the global music industry after nearly two decades of gradual decline.

Streaming is set to propel global music revenue to record highs.


$40 Billion
$35B
$30B
$20B
$15B
$10B
$5B
$0B
Physical
Download
Streaming
1998
2000
2002
2004
2006
2008
2010
2012
2014
2016
2018E
2020E
2024E
2026E
2028E
2029E
2030E

Goldman Sachs

WHAT FEATURES ARE WE ADDING NEXT?


SKITZZ™
@Revohloo
We've designed and plan to add AI-powered video editing to unleash people's creativity & increase engagement with TikTok-like short video creation for dance challenges and more! High Quality Short-form Video & AR Filters, that are on par or better than TikTok, Snapchat, or Instagram.
Revohloo
Short-form Video & AR Filters @Revohloo

TEAM



Glen "Tracy" DeBarros

Founder/CEO

Founder and inventor of Revohloo, Inc's, patent pending interactive music video technology and the driving force leading the company. Tracy has 20+ years of professional experience, primarily in the music and entertainment industry, and a passion for technology and business model development. DeBarros is a serial entrepreneur that has experience in a wide array of roles such as: artist, promoter, street team manager, indie record label owner, executive producer, artist manager, concert & night club promoter, general manager. Experienced in managing teams of up to 35 individuals. Prior to Revohloo, Inc. Tracy managed its previous entity Revohloo Studios, Inc.



Gerardo Melendrez

Co-Founder/CTO

Gerardo is a graduate from Instituto Tecnológico y de Estudios Superiores de Monterrey with a Bachelor of Information Systems Engineering, Computer Science degree. Previous roles include software architect, analyst, and lead developer in a wide variety of businesses and consumer applications. Gerardo is particularly interested in the analysis, architecture, and development of desktop, web and mobile applications using the Microsoft technology stack. Currently he is Senior Lead Software Engineer at Boyd Gaming, a leader in the casino industry and sports betting market.



Robbie DeBarros

Co-Founder/COO

Robbie has worked in the banking industry for 25+ years and is currently an AML Compliance Manager/Assistant VP at Santander Bank, NA. At Santander Bank she is responsible for testing processes and internal controls within the financial intelligence unit and across the enterprise (i.e., within BSA/AML/OFAC compliance, business units, infrastructure units, affiliates and vendors). While some may follow trends, we opt to create them. Our technology and conscious company culture are what makes Revohloo very exciting.

Do You Have Questions?

We're happy to answer ALL questions and help you make an informed investment decision. You may contact us here via our Pages' Discussion Board!

USE OF PROCEEDS

If the offering's maximum amount of $583,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$58,000	9.9%
App Development	$150,000	25.7%
Marketing	$200,000	34.3%
Legal Expenses	$30,000	5.1%
Operating Costs	$75,000	12.9%
Music Licensing	$41,434	7.1%
Intermediary fees	$28,567	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Revohloo, Inc.. This offering must raise at least $10,000 by August 25, 2023 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Revohloo may issue additional securities to raise up to $583,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

62,317,003 shares
× $0.30 per share
$18,695,101 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Jun 6, 2023	Primary offering of 1,943,333 shares at $0.30
Apr 5, 2023	Greetings from the team at Revohloo! We are...
Apr 5, 2023	preciate your patience and support as we...
Oct 17, 2021	Hello Revohloo Investors, First, we would...

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Looking to raise capital?
We can help turn your friends, family and customers into investors.

Learn more

Interested in more investment opportunities?
Browse all offerings currently available.

See more

hello@netcapital.com
+1 (617)-231-9270